Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-258732, 333-258730 and 333-278725 on Form S-3 and Registration Statement Nos 333-254764, 333-248533, 333-263162, 333-270174, 333-277515 and 333-285494 on Form S-8 of our reports dated February 26, 2026, relating to the financial statements of Montrose Environmental Group, Inc. and the effectiveness of Montrose Environmental Group, Inc.'s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

Costa Mesa, California

February 26, 2026